Exhibit 99.1

News Release

For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
April 16, 2007	Media: Kathy Budinick 1-888-467-3751

Plum Creek Names Thomas M. Lindquist

Executive Vice President and Chief Operating Officer

SEATTLE – Plum Creek Timber Company, Inc. (NYSE: PCL) has appointed Thomas M. Lindquist as executive vice president and chief operating officer. In his new role, he will oversee the sustainable management of the company’s 8.2 million acres of timberland, as well as its Real Estate and Manufacturing segments. Lindquist will report to Rick R. Holley, president and chief executive officer.

“Tom joined Plum Creek in 2001 as executive vice president,” said Rick Holley. “Since then, he has proven to be a dynamic leader and strong contributor to our executive team. He has transformed the company’s Real Estate segment from an emerging business to an established and continuously growing business that has achieved significant financial results for Plum Creek.

“Tom’s appointment to this newly-created position of chief operating officer underscores our commitment to value maximization and will ensure that we execute our strategies with a comprehensive view of the value of all our assets.”

Prior to joining Plum Creek, Lindquist was with Trammell Crow Company where he held several roles in business development before advancing to the position of executive vice president.

He earned a Bachelor of Science degree in business administration, finance and marketing from the University of Washington, and a Master of Business Administration from the Harvard Business School.

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Plum Creek is the largest and most geographically diverse private landowner in the nation with more than 8 million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.

CONTACT:

Plum Creek Timber Company, Inc.

Investors: John Hobbs 1-800-858-5347

Media: Kathy Budinick 1-888-467-3751

SOURCE: Plum Creek Timber Company, Inc.